Exhibit 99.2

301 Carlson Parkway, Suite 201 Minneapolis, MN 55305 (952) 258-2000

CONTACTS:
Provell, Inc. (NASDAQ: PRVL)
George S. Richards, Chairman, President & Chief Executive Officer
952.258.2000 www.provell.com

PROVELL, INC. ANNOUNCES EXTENSION OF ITS REVOLVING CREDIT FACILITY

Company Resolves Loan Covenants, Extends Facility Maturity Date to

January 31, 2003

MINNEAPOLIS —March 27, 2002— Provell, Inc. (Nasdaq: PRVL) announced today that it has amended its senior credit facility, amending certain loan covenant thresholds and extending the facility’s maturity date to January 31, 2003.  The facility is underwritten by Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC), and will be used to support the working capital needs of the Company and for other general corporate purposes.

“We are extremely pleased to have amended and extended our current revolving credit facility,” said George S. Richards, Provell’s Chairman, President and Chief Executive Officer, “and we look forward to continuing to provide the highest program values in the membership services industry.”

Provell, Inc., develops, markets and manages an extensive portfolio of unique and leading-edge membership and customer relationship management programs.  Members of the Company’s proprietary programs receive value-added benefits, insightful information, and exclusive savings opportunities on a wide range of related products and services in the areas of shopping, travel, hospitality, entertainment, health/fitness, finance, and affinity activities such as cooking and home improvement.  As of December 31, 2001, nearly 2.8 million consumers enjoyed benefits provided through Provell’s membership programs.  The Company was founded in 1986 and is headquartered in Minneapolis, Minnesota.

Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies throughout North America.  Foothill Capital is a subsidiary of Wells Fargo & Company, a $308 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the Internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally.  For more information, visit Foothill Capital on the Internet at www.foothillcapital.com.

Any statements herein regarding the business of Provell, Inc. that are not historical facts are “forward-looking statements” and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  These statements are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995  For a discussion of risks and uncertainties that could cause actual results to differ from those implied by any forward-looking statement, see the Company’s most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and the disclosures under the Sections entitled “Risk Factors” and “Recent Developments” in the Company’s Form S-3 Registration Statement (File No. 333-48776), and the Company’s current reports on Form 8-K.  The Company disclaims any obligation to update forward-looking statements.